FOR IMMEDIATE RELEASE

INNOPHOS HOLDINGS ANNOUNCES FAVORABLE APPELLATE RULING

CRANBURY, New Jersey (March 23, 2007) -- Innophos Holdings, Inc. (NASDAQ: IPHS) the parent of Innophos, Inc., today announced a favorable result in pending litigation.  The Company was informed that on March 22, 2007 the New York State Supreme Court Appellate Division, First Department, issued a favorable ruling affirming a partial summary judgment granted in February 2005 to Innophos against Rhodia, S.A. and affiliates regarding Innophos' assertion it was entitled to be fully indemnified for claims asserted by the Mexican National Waters Commission (CNA).  The court affirmed that those claims are "Taxes," as that term was used by the parties in their 2004 purchase agreement by which Innophos acquired substantially all its operating assets from Rhodia.  The appellate court also affirmed the trial court's decision that, if collateral or other forms of security are required in contesting the CNA claims, which themselves are the subject of separate ongoing proceedings in Mexico, Rhodia will be obligated to provide the needed security.

As explained in Innophos' Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission prior to the Company's receipt of the New York opinion, the CNA  proceedings involve claims asserted by Mexican authorities relating to salt and fresh water extraction events extending from 1998 through 2002.  Originally they had totaled up to $135.0 million, of which all but $30.0 million relating to fresh water were withdrawn by the CNA in August 2005 to correct technical errors. (The values are expressed at February 2007 exchange rates).  Yesterday's appellate court decision came 13 months after oral arguments were heard by the five judge panel.  Four judges joined in the court's decision affirming the trial court in full, while the fifth judge partially dissented.

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About Innophos Holdings, Inc.

Innophos Holdings, Inc., the parent company of Innophos, Inc.(www.innophos.com) is one of the leading North American manufacturers of specialty phosphates, serving a diverse range of customers across multiple applications, geographies and channels.  Innophos offers a broad suite of products used in a wide variety of food and beverage, consumer products, pharmaceutical and industrial applications.  Innophos' market-leading positions derive from its experience and dedication to customer service and innovation.  Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations in Nashville, TN; Chicago Heights, IL; Chicago (Waterway), IL; Geismar, LA; Port Maitland, ON (Canada); and Coatzacoalcos, Veracruz and Mission Hills, Guanajuato (Mexico). IPHS-G

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos' products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon third-party suppliers; and other risks.  For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

Contact Information:

Alex Stanton

Stanton Crenshaw Communications

(212) 780-1900

alex@stantoncrenshaw.com